Exhibit 5

[LETTERHEAD OF WELLS FARGO & COMPANY LAW DEPARTMENT]

October 1, 2007

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the filing by Wells Fargo & Company, a Delaware corporation (the “Company”), of Post-Effective Amendment No. 1 on Form S-8 (the “Amendment”) to Registration Statement on Form S-4 (No. 333-144455) to register, under the Securities Act of 1933, as amended, shares of the Company’s common stock, par value $1-2/3 per share (the “Shares”), for issuance by the Company under the Greater Bay Bancorp 401(k) Plan or pursuant to options (the “Options”) originally granted under the Greater Bay Bancorp Omnibus Equity Incentive Plan or the Greater Bay Bancorp 1996 Stock Option Plan (the “Option Plans” and together with the 401(k) Plan, the “Plans”) and converted into options to purchase Shares in accordance with the Agreement and Plan of Reorganization, dated as of May 4, 2007, as amended, between the Company and Greater Bay Bancorp (the “Merger Agreement”), I have examined such corporate records and other documents, including the Amendment, the Merger Agreement and the Plans, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

1.	The Company is a corporation duly organized and existing under the laws of the state of Delaware.

2.	The Shares, when issued in accordance with the terms of the Merger Agreement and the applicable Plan, and in the case of an Option in accordance with such other terms that may govern the Option, will be legally and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Amendment.

Sincerely,

/s/ Robert J. Kaukol
Robert J. Kaukol
Senior Counsel
Wells Fargo & Company